PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO.  333-23193



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 13, 1997)




                                [TEL-SAVE LOGO]



                       $300,000,000 AGGREGATE PRINCIPAL
                         AMOUNT OF 4 1/2% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2002



                               12,185,834 SHARES
                                OF COMMON STOCK



     This Prospectus Supplement and the accompanying Prospectus relate to the offer and sale from time to time by the holders named herein and therein or by their transferees, pledgees, donees, or successors (collectively, the "Selling Holders") of up to $300,000,000 aggregate principal amount of 4 1/2% Convertible Subordinated Notes due 2002 (the "Notes") of Tel-Save Holdings, Inc. (the "Company") and up to 12,185,834 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), issuable upon the conversion of the Notes in full (the "Shares" and, together with the Notes, the "Securities"). The Company will receive no part of the proceeds of the sales made under this Prospectus Supplement or the accompanying Prospectus. On September 15, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $13.

                               ----------------
     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

                               ----------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                    The date of this Prospectus Supplement
                             is September 16, 1998.

     The information in this Prospectus Supplement is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing or incorporated by reference in the accompanying Prospectus. Prior to making an investment decision with respect to the
Securities offered by this Prospectus Supplement and the accompanying Prospectus, prospective investors should consider carefully the information contained and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

     Capitalized terms used herein and not defined have the meaning assigned to them in the accompanying Prospectus.


                                SELLING HOLDERS

     The following table supplements the table appearing on pages 38 and 39 of the accompanying Prospectus and sets forth information with respect to Selling Holders not identified in the accompanying Prospectus. The name of each Selling Holder identified below is accompanied by the amount of Notes beneficially owned by such Selling Holder that may be offered pursuant to this Prospectus Supplement and the accompanying Prospectus. Such information was obtained from the Selling Holders between August 28, 1998 and the date hereof unless otherwise noted. The Shares into which the Notes are convertible are also offered pursuant to this Prospectus Supplement and the accompanying Prospectus, and the formula for conversion is set forth in the accompanying Prospectus under "DESCRIPTION OF THE NOTES -- Conversion." To the Company's knowledge, except as noted below, none of the Selling Holders identified below has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Notes or Shares issuable upon conversion thereof pursuant to this Prospectus Supplement and the accompanying Prospectus, no estimate can be given as to the amount of the Notes or Shares issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding the Notes, in transactions exempt from the registration requirements of the Securities Act.




                                                                                     PRINCIPAL
                                                                  PRINCIPAL          AMOUNT OF
                                                               AMOUNT OF NOTES     NOTES COVERED
                                                                 BENEFICIALLY         BY THIS
                    SELLING HOLDER NAME                             OWNED           PROSPECTUS
-----------------------------------------------------------   -----------------   --------------
AAM/Zazove Institutional Income Fund, L.P.(3)(6) ..........      $   300,000       $   300,000
Aim Charter(3) ............................................      $13,000,000       $13,000,000
Aim VI Growth and Income(3) ...............................      $ 2,000,000       $ 2,000,000
American Bible Society(1) .................................      $ 1,000,000       $ 1,000,000
Argent Classic Convertible Arbitrage Fund L.P.(8) .........      $ 3,000,000       $ 3,000,000
Arkansas PERS(2) ..........................................      $ 1,265,000       $ 1,265,000
BancAmerica Robertson Stephens(3)(6) ......................      $ 1,000,000       $ 1,000,000
Black Diamond Ltd.(6)(10) .................................      $   419,000       $   419,000
Black Diamond Partners, L.P.(6)(10) .......................      $   491,000       $   491,000
BNP Arbitrage SNC(9) ......................................      $ 2,000,000       $ 2,000,000
BTI - Bankers Trust International(1) ......................      $ 9,000,000       $ 9,000,000
BZW Securities Limited(1) .................................      $ 6,500,000       $ 6,500,000
Chase Securities Inc(9) ...................................      $16,000,000       $16,000,000
Continental Assurance
 Company on behalf of its Separate Account (E)(1) .........      $ 2,600,000       $ 2,600,000
Continental Casualty Company(1) ...........................      $ 3,900,000       $ 3,900,000
Delaware PERS(2) ..........................................      $ 1,100,000       $ 1,100,000
Deutsche Morgan Grenfell, Inc.(3)(4) ......................      $ 8,305,000       $ 8,305,000
D.E. Shaw Investments, L.P.(2) ............................      $ 1,400,000       $ 1,400,000
D.E. Shaw Portfolios International, L.L.C.(2) .............      $ 1,150,000       $ 1,150,000
D.E. Shaw Securities, L.P.(2) .............................      $ 3,150,000       $ 3,150,000
Deeprock & Co. ............................................      $ 3,500,000       $ 3,500,000
Donaldson, Lufkin & Jenrette Sec. Corp.(3) ................      $11,000,000       $11,000,000
Forest Fulcrum Fund L.P.(3) ...............................      $   530,000       $   530,000
Forest Global Convertible Fund Series A-5(1) ..............      $   450,000       $   450,000
Forest Investment Management L.P.(3) ......................      $    95,000       $    95,000

                                                                                                PRINCIPAL
                                                                             PRINCIPAL          AMOUNT OF
                                                                          AMOUNT OF NOTES     NOTES COVERED
                                                                            BENEFICIALLY         BY THIS
                          SELLING HOLDER NAME                                  OWNED           PROSPECTUS
----------------------------------------------------------------------   -----------------   --------------
Franklin Investors Securities Trust -- Convertible Securities Fund(9)      $  1,000,000       $ 1,000,000
General Motors Employee Domestic Group Pension Trust .................     $  5,544,000       $ 5,544,000
General Motors Foundation ............................................     $    203,000       $   203,000
Goldman, Sachs & Co(8) ...............................................     $  1,002,000       $ 1,002,000
Gleneagles Fund Company(3) ...........................................     $    500,000       $    500,00
Hawaiian Airlines Pension Plan -- IAM(2) .............................     $    100,000       $   100,000
Hawaiian Airlines Pension Plan for Salaried Employees(2) .............     $     25,000       $    25,000
Highbridge Capital Corporation(10) ...................................     $  5,114,000       $ 5,114,000
ICI America Holdings(2) ..............................................     $    450,000       $   450,000
Kapiolani Medical Center(2) ..........................................     $    225,000       $   225,000
MainStay Convertible Fund(3)(6) ......................................     $   3,500,00       $ 3,500,000
MainStay Strategic Value Fund(3) .....................................     $    500,000       $   500,000
Massachusetts Mutual Life Insurance Company(1) .......................     $  4,700,000       $ 4,700,000
MassMutual Corporate Investors(1) ....................................     $  1,000,000       $ 1,000,000
MassMutual Corporate Value Partners Limited(1) .......................     $  1,000,000       $ 1,000,000
MassMutual High Yield Partners LLC(1) ................................     $  3,000,000       $ 3,000,000
MassMutual Participation Investors(1) ................................     $    500,000       $   500,000
McMahan Securities Co., L.P.(8) ......................................     $    250,000       $   250,000
Merrill Lynch Pierce Fenner & Smith Inc.(8) ..........................     $  2,750,000       $ 2,750,000
Motors Insurance Corporation .........................................     $  1,253,000       $ 1,253,000
Nalco Chemical Retirement(2) .........................................     $    210,000       $   210,000
NATWEST Securities Limited(2) ........................................     $ 35,800,000       $35,800,000
Orrington International Fund Limited(1) ..............................     $    350,000       $   350,000
Orrington Investments L.P.(1) ........................................     $    650,000       $   650,000
Palladin Overseas Fund Limited(3) ....................................     $    250,000       $   250,000
Palladin Partners I L.P.(3) ..........................................     $    250,000       $   250,000
Paloma Securities L.L.C.(2) ..........................................     $  1,550.000       $ 1,550,000
PRIM Board(2) ........................................................     $  1,725,000       $ 1,725,000
Q Investments, L.P.(8) ...............................................     $  3,575,000       $ 3,575,000
Retirement Plan for Pilots of Hawaiian Airlines(2) ...................     $    150,000       $   150,000
R2 Investments, LDC(3) ...............................................     $  1,425,000       $ 1,425,000
Shepherd Investments International Ltd.(1) ...........................     $ 25,800,000       $25,800,000
Silverton International Fund Limited(2) ..............................     $    800,000       $   800,000
Smith Barney Inc.(3)(7) ..............................................     $ 27,121,000       $27,121,000
Societe Generale Securities Corp.(1) .................................     $  5,750,000       $ 5,750,000
Spruce Partners, L.P.(1) .............................................     $    500,000       $   500,000
Starvest Discretionary(2) ............................................     $    500,000       $   500,000
State of Oregon Equity(2) ............................................     $  4,500,000       $ 4,500,000
Tribeca Investments, L.L.C.(9) .......................................     $  7,000,000       $ 7,000,000
Worldwide Transactions Limited(5)(10) ................................     $     93,000       $    93,000
ZENECA Holdings(2) ...................................................     $    450,000       $   450,000

----------

(1)  Information was provided by the Selling Holder prior to December 4, 1997.

(2) Information was provided by the Selling Holder between December 4, 1997 and December 23, 1997.

(3) Information was provided by the Selling Holder between December 24, 1997 and January 22, 1998.

(4) Deutsche Morgan Grenfell, Inc. and its affiliated companies and/or individuals may, from time to time, own, have positions in, or options in the Company's securities and also may perform advisory services and/or have lending or other credit relationships with the Company. Specifically, Deutsche Morgan Grenfell, Inc. was an Initial Purchaser of the Notes.

(5) The Prospectus dated November 13, 1997 incorrectly identified the Selling Holder of certain of these Notes as Carlson Capital, L.P. and not Worldwide Transactions Limited.

(6) The Notes listed here are in addition to those listed in the Prospectus dated November 13, 1997.

(7) Salamon Brothers Inc, which merged with Smith Barney Inc. in December 1997, was an Initial Purchaser of the Notes and has provided advisory services for, and had credit relationships with, the Company.

(8) Information was provided by the Selling Holder between January 23, 1998 and March 5, 1998.

(9) Information was provided by the Selling Holder between March 6, 1998 and July 10, 1998.

(10) Information was provided by the Selling Holder between July 11, 1998 and August 27, 1998.

     The foregoing list of Selling Holders, and the list of Selling Holders pages 38 and 39 of the accompanying Prospectus, may not include holders of additional aggregate principal amount of Notes which have been registered for future sale under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are parts. Additional Selling
Holders  will  be  identified,  together  with  the  amount  of Securities to be offered  by  such  holders,  in  one  or  more  additional  supplements  to  the accompanying Prospectus. Any such supplement will be circulated with the accompanying Prospectus and will be deemed to be a part thereof as of the date of such supplement. Only the Selling Holders listed in the accompanying Prospectus or any supplement thereto, including this Prospectus Supplement, (or the transferees, pledgees or donees of such Selling Holders, or their successors) will be entitled to offer their Securities by means of the accompanying Prospectus, as supplemented from time to time.

======================================  ======================================
     NO DEALER,  SALESPERSON  OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY   INFORMATION   OR  TO  MAKE   ANY
REPRESENTATIONS   OTHER   THAN   THOSE
CONTAINED   IN  OR   INCORPORATED   BY
REFERENCE   IN  THIS   PROSPECTUS   IN     $300,000,000 AGGREGATE PRINCIPAL
CONNECTION  WITH THE OFFERING  MADE BY       AMOUNT OF 4 1/2% CONVERTIBLE
THIS PROSPECTUS AND, IF GIVEN OR MADE,        SUBORDINATED NOTES DUE 2002
SUCH  INFORMATION  OR  REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED  BY THE  COMPANY  OR ANY OF
ITS AGENTS.  NEITHER  THE  DELIVERY OF
THIS  PROSPECTUS  NOR  ANY  SALE  MADE
HEREUNDER     SHALL,     UNDER     ANY
CIRCUMSTANCES,  CREATE AN  IMPLICATION             12,185,834 SHARES
THAT  THERE  HAS BEEN NO CHANGE IN THE              OF COMMON STOCK
AFFAIRS OF THE COMPANY  SINCE THE DATE
AS OF  WHICH  INFORMATION  IS GIVEN IN
THIS PROSPECTUS.  THIS PROSPECTUS DOES
NOT    CONSTITUTE    AN    OFFER    OR
SOLICITATION    BY   ANYONE   IN   ANY
JURISDICTION   IN  WHICH  THE   PERSON
MAKING SUCH OFFER OR  SOLICITATION  IS
NOT  QUALIFIED  TO DO  SO  OR  TO  ANY
PERSON TO WHOM, IT IS UNLAWFUL TO MAKE            [TEL-SAVE LOGO]
SUCH SOLICITATION.



       -------------------------
           TABLE OF CONTENTS


                                              --------------------------
                                  PAGE
                                 -----           PROSPECTUS SUPPLEMENT

         PROSPECTUS SUPPLEMENT                --------------------------
Selling Holders .................  S-2

               PROSPECTUS
Available Information ...........    2
Incorporation  of  Certain
  Documents by Reference ........    3
Risk Factors ....................    5
The Company .....................   15
Description of Capital Stock ....   15
Description of the Notes ........   15
Book-Entry  System;  Delivery and
  Form ..........................   29
Certain U.S.  Federal  Income Tax
  Consequences ..................   33
Use of Proceeds .................   37         Dated September 16, 1998
Selling Holders .................   37
Plan of Distribution ............   40
Legal Matters ...................   40
Experts .........................   40

======================================  ======================================